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Exhibit 3.45

CERTIFICATE OF FORMATION
OF SUMMIT MANAGEMENT, (NEWCO) LLC

        1.  The name of the limited liability company is Summit Management, (Newco) LLC.

        2.  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        3.  The term of existence of the LLC shall be until December 31, 2050.

        4.  The membership interests of the limited liability company are, and shall be deemed, "securities" for purposes of the Uniform Commercial Code.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Summit Management, (Newco) LLC this 11th day of May, 1999.

By:	/s/ ANDREA LODAHL HENNEMAN Name: Andrea Lodahl Henneman Title: Authorized Person

CERTIFICATE OF MERGER

MERGING

SUMMIT MANAGEMENT, INC.
(an Illinois corporation)

WITH AND INTO

SUMMIT MANAGEMENT, (NEWCO) LLC
(a Delaware limited liability company)

        Pursuant to the provisions of Section 11.39 of the Illinois Business Corporation Act (the "IBCA") and Section 18-209 of the Delaware Limited Liability Company Act (the "DLLCA"), Summit Management, (Newco) LLC, a limited liability company organized and existing under the laws of the State of Delaware ("Newco"), hereby certifies as follows:

        FIRST: The names and states of organization and domicile of each of the constituent entities (the "Constituent Entities") of the merger (the "Merger") are as follows:

Name	State of Organization and Domicile
Summit Management, Inc.	Illinois
Summit Management, (Newco) LLC	Delaware

        SECOND: An agreement of merger, dated May 13, 1999, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with Section 11.39 of the IBCA and Section 18-209 of the DLLCA.

        THIRD: The certificate of formation of Summit Management, (Newco) LLC shall be the certificate of formation of the surviving entity (the "Surviving Entity").

        FOURTH: The Merger shall be effective at 11:58 p.m., Delaware time, on May 13, 1999 (the "Effective Time").

        FIFTH: The executed agreement of merger is on file at the principal place of business of the Surviving Entity located at 111 West Jackson Boulevard, Chicago, Illinois 60604.

        SIXTH: A copy of the agreement of merger will be furnished by the Surviving Entity, on request and without cost, to any member or stockholder of any Constituent Entity.

        IN WITNESS WHEREOF, Summit Management, (Newco) LLC has caused this Certificate of Merger to be executed by an authorized person, this 13th day of May, 1999.

SUMMIT MANAGEMENT, (NEWCO) LLC
By:	/s/ PHILLIP R. BENNETT Name: Phillip R. Bennett Title: Authorized Person

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  Exhibit 3.45
CERTIFICATE OF FORMATION OF SUMMIT MANAGEMENT, (NEWCO) LLC